UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) July 8, 2011 (July 1, 2011)

CRAWFORD & COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

1-10356 (Commission File Number)	58-0506554 (IRS Employer Identification No.)

1001 Summit Blvd, N.E., Atlanta, Georgia (Address of Principal Executive Offices)	30319 (Zip Code)
(404) 300-1000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1

Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 1, 2011, Crawford & Company (the “Company”) entered into an employment agreement (the “Employment Agreement”) for David A. Isaac, Chief Executive Officer of The Garden City Group, Inc., a subsidiary of the Company (“GCG”). The term of the Employment Agreement is effective as of January 1, 2011 and expires on December 31, 2015. The term automatically renews for successive one year periods unless cancelled prior to the end of the then-current period. The Employment Agreement set Mr. Isaac’s initial annual base salary at $700,000.
     Pursuant to certain negotiated terms, the Employment Agreement provides for annual incentive compensation under the Crawford & Company 2007 Management Team Incentive Compensation Plan (the “Management Team Incentive Compensation Plan”) based on growth in GCG’s pretax income. Pursuant to the agreement, Mr. Isaac is entitled to a minimum annual incentive payment of $250,000 if GCG’s pretax income grows by at least 10% over the average of the previous 5 years’ pretax income. Mr. Isaac is entitled to an annual incentive payment of $500,000 if GCG’s pretax income grows by at least 15% over the average of the past 5 years’ pretax income. Mr. Isaac is entitled to a maximum annual incentive payment of $750,000 if GCG’s pretax income grows by at least 20% over the average of the previous 5 years’ pretax income.
     Mr. Isaac’s Employment Agreement provides for annual commission payments of 3.1% of GCG’s gross fee revenues. Mr. Isaac is also eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers, and he is provided life insurance and disability benefits as specified in the agreement.
     Mr. Isaac’s Employment Agreement provides for continued payment of his base salary for a period of 6 months following his death or disability, continued payment of the commission amounts on revenues derived from qualifying business initiated prior to his death or disability for a period of 2 years following his death or disability, and payment of annual incentive compensation amounts for a period of 2 years following his death or disability. Certain performance share units awarded to Mr. Isaac in connection with his Employment Agreement may also become vested upon his death or disability. The Employment Agreement provides that in the event that Mr. Isaac’s employment with GCG is terminated either by Mr. Isaac for “good reason” or by the Company without cause, and such termination is not within 3 months prior to or 12 months after a “change in control,” GCG will continue payment of Mr. Isaac’s base salary for a period of 12 months following his termination, continue payment of the commission amounts on revenues derived from qualifying business initiated prior to Mr. Isaac’s termination for a period of 12 months following Mr. Isaac’s termination, and continue payment of annual incentive compensation amounts for a period of 12 months following his termination of employment. Additionally, GCG will provide continuation of eligible medical benefits at employee rates, for a period of 12 months, under COBRA. The Employment Agreement also provides that in the event that Mr. Isaac’s employment with GCG is terminated either by Mr. Isaac for “good reason” or by the Company without cause, and such termination is within 3 months prior to or 12 months after a “change in control,” GCG will continue payment of Mr. Isaac’s base salary for a period of 18 months following his termination, continue payment of the commission amounts on revenues derived from qualifying business initiated prior to Mr. Isaac’s termination for a period of 18 months following Mr. Isaac’s termination, and continue payment of annual incentive compensation amounts for a period of 18 months following his termination of employment. Additionally, upon such termination, GCG will provide continuation of eligible medical benefits at employee rates, for a period of 18 months, under COBRA. Upon a “change in control,” a pro rata portion of any unvested performance share units awarded to Mr. Isaac in connection with his Employment Agreement would vest, and all vested performance share units would be paid out.
     In the event of certain transactions involving a disposition by the Company of all or substantially all of its interest in GCG, Mr. Isaac will become entitled to a bonus payable by GCG generally equal to 3% of the sales price of GCG in the transaction, subject to his cooperation with the Company in its transaction efforts.
     If payments to Mr. Isaac under the Employment Agreement would be subject to the excise tax imposed on certain “parachute” payments by the Internal Revenue Code, the amount of such payments will be reduced so that no portion of the payments would be subject to the excise tax. Pursuant to the Employment Agreement, Mr. Isaac has agreed to certain covenants regarding competition and protection of confidential information, requiring cooperation with regard to litigation, and execution a general release as a condition to receipt of termination payments.
     The foregoing summary is qualified in its entirety by reference to the Amendment to the Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by this reference.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

Number	Exhibit
10.1	Crawford & Company The Garden City Group, Inc., Employment Agreement for David A. Isaac Effective January 1, 2011.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAWFORD & COMPANY
By:	/s/ R. ERIC POWERS, III
	Name:	R. Eric Powers, III
	Title:	Vice President, Associate General Counsel and Assistant Corporate Secretary

Dated: July 8, 2011

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EXHIBIT INDEX

Number	Exhibit
10.1	Crawford & Company The Garden City Group, Inc., Employment Agreement for David A. Isaac.